Exhibit 99.16(b)

PACIFIC ADVISORS FUND, INC.

and

PACIFIC GLOBAL FUNDS DISTRIBUTORS, INC.

a Maryland Corporation

CODE OF ETHICS WITH RESPECT TO

SECURITIES TRANSACTIONS OF ACCESS PERSONS

Revised: May 18, 2007

Rule 17j-1 under the Investment Company Act of 1940 (“1940 Act”) requires investment companies, as well as their investment advisers and principal underwriters, to adopt written codes of ethics containing provisions reasonably necessary to prevent “access persons” from engaging in any act, practice, or course of business prohibited under the anti-fraud provisions of Rule 17j-1(b).  Rule 204A-1 under the Investment Advisers Act of 1940 requires investment advisers to adopt a code of ethics which, among other things, requires personnel to report their personal securities transactions.  Pursuant to the requirements of Rule 17j-1, Pacific Advisors Fund, Inc. (the “Fund”) and Pacific Global Fund Distributor, Inc. (the “Distributor”) have approved, this Code of Ethics (the “Code”) with respect to securities transactions of officers, directors, and certain of the employees of the Fund and the Distributor that come within the term “access person,” as defined below.

This Code is intended to provide guidance to such Access Persons of the Fund and the Distributor in the conduct of their investments in order to eliminate the possibility of securities transactions occurring that place, or appear to place, such persons in conflict with the interests of the Fund or the Fund’s shareholders.

A.            RULE 17j-1 — GENERAL ANTI-FRAUD PROVISIONS.

Rule 17j-1 under the 1940 Act provides that it is unlawful for any affiliated person of a registered investment company, or any affiliated person of such company’s investment adviser or principal underwriter, in connection with any purchase or sale, directly or indirectly, by such person of a Security Held or to be Acquired by such investment company, to engage in any of the following acts, practices or courses of business:

1.             employ any device, scheme, or artifice to defraud such investment company;

2.             make to such investment company any untrue statement of a material fact or omit to state to such investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3.             engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any such investment company; and

4.             engage in any manipulative practice with respect to such investment company.

B.            DEFINITIONS.

1.             Access Persons.  The term “Access Person” means any officer, director, or Advisory Employee of the Fund or the Distributor.

2.             Advisory Employee.  The term “Advisory Employee” means any employee of the Fund or the Distributor, (a) who, in connection with his(1) regular functions or duties, makes, participates in, or obtains non-public information regarding the purchase or sale of a Covered Security by or on behalf of the Fund, or (b) who has access to nonpublic information regarding the portfolio holdings of any Covered Fund, or (c) whose functions relate to the making of any recommendations with respect to such purchases or sales or who has access to such recommendations that are nonpublic.  If any individual in a control relationship with the Fund or the Distributor obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund, that person would be treated as an “Advisory Employee” for purposes of this Code.

3.             Automatic Investment Plan.  An “Automatic Investment Plan” is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a determined schedule and allocation.  An “Automatic Investment Plan” includes a dividend reinvestment plan.

4.             Beneficial Ownership.  “Beneficial Ownership” has the same meaning as would be used in determining whether an Access Person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial interest will apply to all securities that an Access Person has or acquires.  “Beneficial Ownership” includes accounts of a spouse, minor children who reside in an Access Person’s home and any other relatives (parents, adult children, brothers, sisters, etc.) whose investments the Access Person directs or controls, whether the person lives with him or not, as well as accounts of another person (individual, corporation, trust, custodian, or other entity) if, by reason of any contract, understanding, relationship, agreement or other arrangement, the Access Person obtains or may obtain therefrom benefits substantially equivalent to those of ownership.  A person does not derive a beneficial interest by virtue of serving as a trustee or executor unless he or a member of his immediate family has a vested interest in the income or corpus of the trust

(1) The use of the masculine pronoun is for convenience of reference only and is intended to include the feminine in all cases, unless the context requires otherwise.

or estate.  A copy of a Release issued by the Securities and Exchange Commission on the meaning of the term “beneficial ownership” is available upon request, and should be studied carefully by any Access Person concerned with this definition before preparing any report required hereunder.

5.             Being Considered for Purchase or Sale.  A security is “Being Considered for Purchase or Sale” when a recommendation to purchase or sell such security has been made and communicated by an Advisory Employee, in the course of his duties and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

6.             Compliance Officer. The term “Compliance Officer” refers to the Fund’s Chief Compliance Officer or any person designated by the Fund to perform certain compliance functions.

7.             Control.  The term “Control” has the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

8.             Covered Fund.  The term “Covered Fund” means any series of the Fund, except that it does not include shares issued by money market series.

9.             Covered Security.  The term “Covered Security” has the same meaning as the term “security” as set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include shares of registered open-end investment companies, direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements, shares issued by money market funds, and shares issued by unit investment trusts that are invested exclusively in shares of one or more open-end funds, none of which are reportable funds.—.  For these purposes, “high quality short-term debt instruments” means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization.

10.           De Minimis Transactions.  A “De Minimis Transaction” is a trade that meets the following conditions: A transaction of less than U.S. $30,000 or the local country equivalent, less than 2,000 shares or units, and not more than 1% of the average daily trading volume in the security for the preceding 50 trading days.

11.           Disinterested Director.  The term “Disinterested Director” means a director of the Fund who is not an “interested person” of the Fund or the Distributor within the meaning of Section 2(a)(19) of the 1940 Act.

12.           Federal Securities Laws.  The term “Federal Securities Laws” means the Securities Act of 1933 (15 U.S.C. 77a-aa), the Securities Exchange Act of 1934 (15 U.S.C. 78a — mm), the Sarbanes-Oxley Act of 2002 (Pub. L. 107-204, 116 Stat. 745 (2002)), the Investment Company Act of 1940 (15 U.S.C. 80a), the Investment Advisers Act of 1940 (15 U.S.C. 80b), Title V of the Gramm-Leach-Bliley Act (Pub. L. No. 106-102, 113 Stat. 1338 (1999), any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act (31 U.S.C. 5311 — 5314; 5316 — 5332) as it applies to registered investment companies and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

13.           Initial Public Offering.  The term “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

14.           Fund.  The term “Fund” means Pacific Global Fund, Inc., dba Pacific Advisors Fund Inc., and its several series.

15.           Limited Offering.  The term “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

16.           Security Held or to be Acquired.  The phrase “Security Held or to be Acquired” by the Fund means:

a.             any Covered Security which, within the most recent fifteen (15) calendar days:

i.              is or has been held by the Fund; or

ii.             is being or has been considered by the Fund or the Adviser, Pacific Global Investment Management Company (“PGIM”), for purchase by the Fund; and

b.             exchangeable for, a Covered Security described in paragraph i. of this Section B.15.

C.            PROHIBITED TRANSACTIONS.

1.             Prohibited Transactions as to Access Persons Other Than Disinterested Directors. No Access Person, other than Disinterested Directors, shall purchase or sell, directly or indirectly, any security in which he has, or by reason of such transaction acquires, any direct or indirect Beneficial

Ownership without obtaining prior clearance as described in Section E. of this Code, provided that this prohibition shall not apply to transactions that:

a.             are exempt under Section F. of this Code; or

b.             do not involve a Covered Security.

2.             Prohibited Transactions as to Disinterested Directors.  No Disinterested Director shall purchase or sell, directly or indirectly, any security in which he has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership if such Disinterested Director knows, or in the ordinary course of fulfilling his duties as a director of the Fund should know, that the security is Being Considered for Purchase or Sale by the Fund or the security has been purchased or sold by the Fund two (2) days prior to the date of the Disinterested Director’s transaction, provided that this prohibition shall not apply to transactions that:

a.             are exempt under Section F. of this Code; or

b.             do not involve a Covered Security.

3.             Prohibited Transactions as to Covered Funds.

No Access Person shall purchase or sell, directly or indirectly, any security issued by a Covered Fund in which he has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership, if at the time of such transaction he possesses material non-public information concerning such Covered Fund’s securities transactions or securities portfolio.

D.            HOLDING PERIOD.

1.             General Requirements.  All Access Persons, other than Disinterested Directors, shall hold any investments they make in Covered Funds for a minimum of 30 calendar days.  The holding period shall apply on a last-in first-out basis.

2.             Exceptions.  The Compliance Officer may grant exceptions to the 30-day holding period in Section D.1 as a result of death, disability or other special circumstances (such as Automatic Investment Plans and periodic rebalancing), all as determined from time to time by the Compliance Officer.  An Access Person may make a written request for an exception to the holding period required by Section D.1.  Any such request granted by the Compliance Officer shall be reported to the independent directors of the Covered Funds with such frequency as such directors request.  The Compliance Officer shall document in a written record his determination as to each such request, including the reasons for granting any such request.  To the extent any Access Person is granted an exception to the holding period pursuant to Section D.1., the Fund shall take all actions necessary to permit the application by the Covered Funds of any applicable redemption fee.

E.             PRIOR CLEARANCE OF TRANSACTIONS.

1.             General Requirement.  Every Access Person (other than a Disinterested Director) shall obtain prior clearance from the Compliance Officer before directly or indirectly initiating, recommending, or in any other way participating in the purchase or sale of a Covered Security, or directly or indirectly acquiring any security made available in an Initial Public Offering or in a Limited Offering, in which the Access Person has, or by reason of the transaction may acquire, any direct or indirect beneficial interest.  When requesting prior clearance, each Access Person should be aware that:

a.             all requests for prior clearance must be memorialized in writing on the standard Personal Request and Trading Authorization Form (see attached sample of the form).  This Form must be completed by the Access Person and submitted to the Compliance Officer no later than five (5) business days from and including the date clearance is requested; and

b.             prior clearance of a securities transaction is effective for three (3) business days from and including the date clearance is granted.

2.             Bases for Denial of Prior Clearance.  Except as provided in Section E.3. below, the Compliance Officer shall deny a request for prior clearance if he determines that the security at issue is a Covered Security or is being made available in an Initial Public Offering or Limited Offering and:

a.             is Being Considered for Purchase or Sale by the Fund;

b.             has been purchased or sold by the Fund within the prior two business days;

c.             is being purchased or sold on behalf of the Fund.  In this instance, “sold” includes an order to sell that has been entered but not executed; or

d.             the granting of prior clearance would, in the judgment of the Compliance Officer, be inconsistent with the purposes of this Code. If a prior clearance request is denied under this Section E.2.d, the Compliance Officer shall explain in writing the reasons therefor.

3.             Bases for Granting of Prior Clearance.  The Compliance Officer shall grant a request for prior clearance if he determines that the transaction at issue:

a.             is not potentially harmful to the Fund;

b.             would be very unlikely to affect the market in which the Fund’s portfolio securities are traded (such as a De Minimis Transaction); or

c.             clearly is not related economically to the securities to be purchased, sold, or held by the Fund, and the decision to purchase or sell the security is not the result of material non-public information obtained in the course of the Access Person’s relationship with the Fund or the Distributor.

The Compliance Officer shall document the reasons for granting any request involving securities otherwise covered by Section E.2.a., b., or c. above.

F.             EXEMPT TRANSACTIONS.

The prohibitions of Section C. of this Code, the holding period required by Section D. of this Code, and the preclearance procedures described in Section E. of this Code shall not apply to:

1.             purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control, or in any account of the Access Person which is managed on a discretionary basis by a person other than the Access Person and, with respect to which the Access Person, does not in fact influence or control purchase or sale transactions;

2.             purchases or sales of securities which are not eligible for purchase or sale by the Fund;

3.             purchases or sales which are non-volitional on the part of the Access Person or the Fund;

4.             purchases which are part of an automatic dividend reinvestment plan; and

5.             purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

G.            REPORTING REQUIREMENTS OF ACCESS PERSONS.

1.             Content and Timing of Access Person Reports.  Every Access Person shall make the following reports to the Compliance Officer for the Fund and the Distributor (as appropriate):

a.             Initial Holdings Report.  No later than ten (10) days after becoming an Access Person, such Access Person shall report the following information, which shall be current as of a date not more than forty-five (45) days prior to the date such Employee becomes an Employee:

i.              the title and type of security, exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security or Covered Fund in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person;

ii.             the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

iii.            the date that the report is submitted by the Access Person.

b.             Quarterly Transaction Reports.  No later than thirty (30) days after the end of a calendar quarter, the Access Person shall report the following information:

i.              With respect to any transaction during the quarter in a Covered Security or Covered Fund in which the Access Person had any direct or indirect Beneficial Ownership:

A.            the date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each Covered Security and Covered Fund involved;

B.            the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

C.            the price at which the transaction was effected;

D.            the name of the broker, dealer, or bank with or through whom the transaction was effected; and

E.             the date that the report is submitted by the Access Person.

ii.             With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

A.            the name of the broker, dealer or bank with whom the Access Person established the Account;

B.            the date the account was established; and

C.            the date that the report was submitted by the Access Person.

c.             Annual Holding Reports.  No later than forty-five (45) days after the end of every calendar year, the Access Person shall report the following information (which information must be current as of December 31 of the calendar year for which the report is being submitted):

i.              the title and type of security, exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security or Covered Fund in which the Access Person has any direct or indirect beneficial ownership;

ii.             the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

iii.            the date that the report is being submitted by the Access Person.

d.             Conflict of Interest Reports.  Every Access Person shall immediately report in writing to the Compliance Officer for the Fund or the Distributor (as appropriate) any factors of which he or she is aware that would be relevant to a conflict of interest analysis, including the existence of any substantial economic relationship between the Access Person’s transactions and securities held or to be acquired by the Fund.  These factors may include, for example, officerships or directorships with companies or beneficial ownership of more than 1/2 of 1% of the total outstanding shares of any company whose shares are publicly traded or that may be made available in an Initial Public Offering or Limited Offering in the foreseeable future.

2.             No Holdings or Transactions to Report.  If an Access Person has no holdings to report on either an Initial Holdings Report or any Annual Holdings Report nor transactions to report on any Quarterly Transaction Report, that Access Person shall nevertheless submit the appropriate Report stating that the Access Person had no holdings or transactions (as appropriate) to report and the date the report is submitted by the Access Person.

3.                                       Copies of Confirmations and Period Account Statements.  Each Access Person shall direct every broker or dealer through whom the Access Person effects any securities transactions to deliver to the Compliance Officer, on a timely basis, duplicate copies of confirmations of all Access Person securities transactions and copies of periodic statements for all Access Person securities accounts.

4.                                       Exceptions From Reporting Requirements.

a.                                       A person need not make a report under this Section G. with respect to transactions for, and Covered Securities or Covered Funds held in, any account over which the person has no direct or indirect influence or control.

b.                                      A Disinterested Director who would be required to make a report solely by reason of being a director of the Fund need not make:

i.                                          An Initial Holdings Report under Section G.1.a or an Annual Holdings Report under Section G.1.c; and

ii.                                       A Quarterly Transaction Report under Section G.1.b, unless such Disinterested Director knew or, in the ordinary course of fulfilling his or her official duties as a Director of the Fund, should have known that during the 15-day period immediately before or after the Disinterested Director’s transaction in a Covered Security, the Fund purchased or sold the Covered Security, or the Fund or PGIM considered purchasing or selling the Covered Security.

c.                                       An Access Person need not make a Quarterly Transaction Report under Section G.1.b. if the confirmations or periodic account statements delivered to the Compliance Officer under Section G.4 are received within the time period required by Section G.1.b., provided that all information required by Section G.1.b. is contained in such confirmations or account statements.

d.                                      An Access Person need not make a Quarterly Transaction Report with respect to the “exempt transactions” described in Section F. except to the extent required by Section G.3.

e.                                       An Access Person need not make a Quarterly Transaction Report under Section G.1.b with respect to transactions effected pursuant to an Automatic Investment Plan.

6.                                       Review of Reports.  The Compliance Officer for the Fund and the Distributor (as appropriate) shall review all reports submitted pursuant to Section G.1 for the purpose of detecting and preventing a potential or actual violation of this Code.

a.                                       The Compliance Officer shall review an Initial Holdings Report within fifteen (15) days of the date such Report is submitted by an Access Person.

b.                                      The Compliance Officer shall review all Quarterly Transaction Reports and all Annual Holding Reports within thirty (30) days of the date such a Report is submitted by an Access Person.

c.                                       The Compliance Officer shall review all Conflict of Interest Reports promptly after receipt of such a Report.

d.                                      The Compliance Officer shall receive a daily report from the Distributor on Access Person transactions in Covered Funds and review such reports promptly on receipt.

e.                                       The Compliance Officer shall maintain a record of each report reviewed and the date such review was completed.  Such record shall indicate whether the Compliance Officer’s review detected a potential or actual violation of this Code.  If the Compliance Officer detects a potential or actual material violation of this Code, the Compliance Officer shall promptly inform management of the Fund or the Distributor (as applicable) in writing.

f.                                         The Compliance Officer promptly after furnishing such written notification of a potential or actual material violation of this Code, shall take those measures the Compliance Officer deems necessary and appropriate to remedy such violation, including, but not limited to, requiring the Access Person to divest any inappropriate securities holdings and recommending sanctions to the Board.

g.                                      The Compliance Officer shall take such other actions and measures as he deems necessary and appropriate to carry out his duties with respect to the review of reports required under this Code.

7.                                     Notification of Reporting Obligation.  The Compliance Officer for the Fund and the Distributor (as appropriate) shall identify all Access Persons who are required to make reports under Section G.1. and shall inform those Access Persons of their reporting obligation.  Once informed of the duty to file reports, an Access Person has a continuing obligation to file such reports in a timely manner.

8.                                       Disclaimer of Beneficial Ownership.  No report required to be made under Section G.1 shall be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the security to which the report relates.  Such reports may contain a statement to that effect.

9.                                       Form of Reports.  All reports required to be filed under Section G.1. shall be prepared by Access Persons using the forms attached to this Code.

H.                                    ANNUAL CERTIFICATION OF COMPLIANCE.

At the time of submission of Annual Holding Reports, all Access Persons must certify that they have read, understand and are subject to this Code, and have complied at all times with this Code, including the execution of personal securities transactions disclosures in connection with obtaining prior clearance of securities transactions and the submission of all required reports.  When a person becomes an Access Person, that person shall be given a copy of the Code.  Within 72 hours after being given the Code, that person shall certify that he or she has had an opportunity to ask questions, and has read and understands the Code, and agrees to comply with the Code.  All Access Persons shall be given a copy of any amendment to the Code.  Within three months after the amendment becomes effective, all Access Persons shall certify that they have received a copy of the amendment, that they have had an opportunity to ask questions, and that they understand the Amendment and agree to comply with the amendment.

I.                                         OTHER DUTIES OF AND RESTRICTIONS ON ACCESS PERSONS.

1.                                       Initial Public Offerings and Limited Offerings.  Any Access Person who has purchased or sold any securities in an Initial Public Offering or a Limited Offering is required to disclose that transaction at the time such Access Person is seeking preclearance of future transactions involving the securities of that issuer. Independent investment personnel with no personal interest in the issuer shall make the decision of whether to permit such an Access Person to purchase securities from that issuer.

2.                                       Gratuities.  No Access Person shall receive any gift or gratuity, other than one of de minimis value, from any person who does business with or on behalf of the Fund.

3.                                       Service as a Director.  No Access Person shall serve on the board of a publicly traded company without prior authorization.  Any such authorization shall be supported by a determination that such service is consistent with the interests of the Fund and the Fund’s shareholders.

4.                                       Confidentiality.  No Access Person shall reveal to any other person (except in the normal course of his duties on behalf of the Fund or the Distributor) any information regarding securities transactions made or being considered by or on behalf of the Fund.

J.                                        REPORTS TO THE BOARD

1.                                       In connection with the first regular meeting of the Board for each fiscal year of the Fund, the Compliance Officer for the Fund and the Distributor shall furnish to the Board, and the Board shall consider, a written report that:

a.                                       Describes any issues arising under this Code since the last report to the Board, including, but not limited to, information about material violations of this Code and the sanctions, if any, imposed in response to the material violations; and

b.                                      Certifies that the Fund and the Distributor have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

2.                                       In considering the written report, the Board shall determine whether any action is required in response to the report.

3.                                       To the extent that immaterial violations of this Code (such as late filings of required reports) may collectively indicate material problems with the implementation and enforcement of this Code, the written report shall describe any violations that are material in the aggregate.

K.                                    SANCTIONS.

The Compliance Officer of the Fund shall furnish to the Audit Committee of the Board reports regarding the administration hereof and summarizing any forms or reports filed hereunder.  If any such report indicates that any changes hereto are advisable, the Audit Committee shall make an appropriate recommendation to the Board.  The Audit Committee also shall inquire into any apparent violations of this Code and shall report any apparent material violations to the Board.  Upon finding of a material violation of this Code, including the filing of false, incomplete, or untimely required reports, or the failure to obtain prior clearance of personal securities transactions, the Board may impose such sanctions as it deems appropriate, which may include censure, suspension, or termination of the employment of the violator.  Access Persons shall promptly report any violations of this Code to the Compliance Officer. No Director shall participate in a determination of whether he has committed a violation of this Code or of the imposition of any sanction against himself.

Similarly, it shall be the responsibility of the Distributor’s Compliance Officer to receive and maintain all reports submitted by Access Persons and to use reasonable diligence and institute procedures reasonably necessary to monitor the adequacy of such reports and to otherwise prevent or detect violations of this Code.  Upon discovering a material violation of this Code involving any Access Person, such as those noted in the prior paragraph, it shall be the responsibility of the Distributor’s Compliance Officer to report such violation to the management of the Distributor.  The Distributor’s management (as appropriate) may impose such sanctions against the

Access Person determined to have violated this Code as it deems appropriate, including inter alia, a letter of censure or suspension or termination of the employment, officership, or other position of the violator with the Distributor.  No officer, director or manager of the Distributor shall participate in a determination of whether he has committed a violation of this Code or of the imposition of any sanction against himself.

L.                                      MATERIAL CHANGES TO THE CODE.

1.             The Board, including a majority of the Disinterested Directors, shall approve any material change made to this Code no later than six months after adoption of the material change.

2.             The Board shall base its approval of any material change to the Code on a determination that the Code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct described in Section A of this Code.

M.                                 RECORD RETENTION.

The Fund and the Distributor shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 31a-2(f)(1) under the 1940 Act, and shall be available for examination by representatives of the Securities and Exchange Commission:

1.                                       Retention of Code.  A copy of this Code and any Code that was in effect at any time within the past five years shall be preserved in an easily accessible place.

2.                                       Record of Violations.  A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.

3.                                       Copy of Forms and Reports.  A copy of each Personal Trading Request and Authorization Form and each Initial Holdings Report, Quarterly Transaction Report, Annual Holdings Report and Conflict of Interest Report prepared and submitted by an Access Person pursuant to this Code must be preserved by the Compliance Officer for the Fund or the Distributor, as appropriate, for a period of not less than five years from the end of the fiscal year in which such report is made, the first two years in an easily accessible place.

4.                                       List of Access Persons.  A list of all persons who are, or within the past five years of business have been, required to file Personal Trading Request and Authorization Forms and Initial Holdings Reports, Quarterly Transaction Reports, Annual Holdings Reports and Conflict of Interest Reports pursuant to this Code and a list of those persons who are or were responsible for reviewing such Forms and Reports shall be maintained in an easily accessible place.

5.                                       Written Reports to the Board.  A copy of each written report furnished to the Board under Section I. of this Code shall be maintained for at least five years after the end of the Fund’s fiscal year in which it is made, the first two years in an easily accessible place.

6.                                       Records Relating to Decisions Involving Initial Public Offerings and Limited Offerings.  The Distributor shall maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by Access Persons of securities made available in an Initial Public Offering or Limited Offering for at least five years after the end of the Fund’s fiscal year in which the approval is granted.

7.                                       Sites of Records to be Kept.  All such records and/or documents required to be maintained pursuant to this Code and/or Rule 17j-1 under the 1940 Act shall be kept at the offices of Fund and Distributor in California.

N.                                    CONFIDENTIAL TREATMENT.

All reports and other records required to be filed or maintained under this Code shall be treated as confidential.

O.                                    INTERPRETATION OF PROVISIONS.

The Board and management of the Distributor may, from time to time, adopt such interpretations of this Code as such Board and management deem appropriate, provided that the Board approves any material changes to this Code in accordance with Section L.

P.                                      AMENDMENTS TO THE CODE.

Any amendment to the Code shall be effective thirty (30) calendar days after written notice of such amendment shall have been received by the Compliance Officer of the Fund and the Distributor, unless the Board or management of the Fund or the Distributor (as appropriate) expressly determines that such amendment shall become effective on an earlier date or shall not be adopted.  Any material change to this Code shall be approved by the Board in accordance with Section L.

PACIFIC ADVISORS FUND, INC.

and

PACIFIC GLOBAL FUNDS DISTRIBUTOR, INC.

a Maryland Corporation

CODE OF ETHICS WITH RESPECT TO

SECURITIES TRANSACTIONS OF ACCESS PERSONS

Revised Effective May 18, 2007

I have read the above Code and understand it.  I agree to comply fully with all of the above provisions.

Name:

Signature:	Date: